Exhibit 99.1

Assurant Reports Second Quarter 2014 Financial Results

2Q 2014 Net Operating Income of $118.9 million, $1.62 per diluted share

2Q 2014 Net Income of $143.6 million, $1.95 per diluted share

•	10.8 percent annualized operating ROE, excluding AOCI

•	5.3 percent growth in book value per diluted share, excluding AOCI, since year-end

•	18.6 percent growth in net earned premiums and fees year-over-year

•	$560 million of corporate capital at quarter-end

NEW YORK, July 23, 2014 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the second quarter ended June 30, 2014.

“Our second quarter 2014 results demonstrate solid execution of our strategy,” said Robert B. Pollock, president and CEO of Assurant. “Although weather-related claims rose in the quarter, we are pleased with accelerating momentum in areas targeted for growth. Strong results in our mobile business illustrate our ability to adapt to evolving consumer needs.”

Second Quarter 2014 Consolidated Results

•	Net operating income[1] decreased to $118.9 million, or $1.62 per diluted share, compared to second quarter 2013 net operating income of $120.0 million, or $1.53 per diluted share. Strong results at Assurant Solutions were offset by higher non-catastrophe losses at Assurant Specialty Property, primarily driven by fire damage and severe weather, including adverse reserve development from first quarter 2014.

•	Net income increased to $143.6 million, or $1.95 per diluted share, compared to second quarter 2013 net income of $133.5 million, or $1.70 per diluted share. Results benefited from a $20.8 million reduction in deferred taxes. After-tax net realized gains on investments were $3.9 million, compared to gains of $13.6 million in second quarter 2013.

•	Net earned premiums, fees and other income were $2.4 billion, compared to $2.0 billion in second quarter 2013, increasing in all business segments. Fee income increased in the quarter due to strong growth in mobile programs and contributions from Field Asset Services and StreetLinks acquisitions.

•	Net investment income increased slightly to $167.5 million, compared to $163.9 million in second quarter 2013. Results include $5.6 million of investment income from real estate joint venture partnerships, compared to $2.8 million in second quarter 2013.

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Reconciliation of Net Operating Income to Net Income

(UNAUDITED)	2Q	2Q	6 Months	6 Months
(dollars in millions, net of tax)	2014	2013	2014	2013
Assurant Solutions	$59.5	$31.4	$109.0	$66.3
Assurant Specialty Property	68.3	106.5	166.1	200.8
Assurant Health	(2.5)	4.1	(9.6)	(1.3)
Assurant Employee Benefits	14.4	11.5	28.3	17.6
Corporate and other	(14.2)	(22.1)	(35.2)	(35.6)
Amortization of deferred gain on disposal of businesses	2.4	2.6	4.7	5.3
Interest expense	(9.0)	(14.0)	(20.0)	(23.8)

Net operating income	118.9	120.0	243.3	229.3

Adjustments:
Net realized gains on investments	3.9	13.5	16.8	22.0
Change in deferred taxes	20.8	—	20.8	—

Net income	$143.6	$133.5	$280.9	$251.3

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last six quarters (page 20), is available in the Company’s Financial Supplement, located in the Investor Relations section of www.assurant.com.

Assurant Solutions

(in millions)	2Q14	2Q13	% Change	6M14	6M13	% Change
Net operating income	$59.5	$31.4	89%	$109.0	$66.3	64%
Net earned premiums, fees and other	$933.4	$774.6	21%	$1,827.4	$1,543.2	18%

•	Net operating income increased in second quarter 2014 due to strong results in mobile, primarily from ongoing client marketing programs and continued favorable loss experience. Second quarter 2013 included a $2.7 million workforce restructuring charge.

•	Net earned premiums, fees and other income increased in the quarter, primarily due to continued growth in covered mobile devices globally as well as fee income from client marketing programs.

•	Domestic combined ratio for the quarter improved to 91.4 percent, compared to 97.6 percent in second quarter 2013, primarily reflecting favorable loss experience and higher fee income generated from mobile programs.

•	International combined ratio was flat at 102.1 percent in the quarter. Second quarter 2013 included a $3.6 million workforce restructuring charge. Absent this item, the international combined ratio increased in second quarter 2014 mainly due to changes in geographic mix of business.

Assurant Specialty Property

(in millions)	2Q14	2Q13	% Change	6M14	6M13	% Change
Net operating income	$68.3	$106.5	(36)%	$166.1	$200.8	(17)%
Net earned premiums, fees and other	$714.3	$612.0	17%	$1,378.5	$1,168.0	18%

•	Net operating income decreased in the quarter. Results primarily reflect higher non-catastrophe losses driven by severe weather, including adverse development from first quarter 2014, and high severity of fire claims. Reportable catastrophe losses increased to $13.4 million in second quarter 2014, compared to $9.2 million in second quarter 2013.

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•	Net earned premiums, fees and other income increased in second quarter 2014, primarily due to the previously disclosed discontinuation of a client quota-share arrangement and growth from lender-placed loan portfolios added in 2013. Field Asset Services and StreetLinks drove fee income growth.

•	Loss ratio increased to 48.7 percent, compared to 40.0 percent in second quarter 2013. Higher non-catastrophe losses noted above accounted for approximately 500 basis points of the increase. Lower premium rates also affected results.

Assurant Health

(in millions)	2Q14	2Q13	% Change	6M14	6M13	% Change
Net operating (loss) income	$(2.5)	$4.1	(161)%	$(9.6)	$(1.3)	638%
Net earned premiums, fees and other	$514.2	$402.9	28%	$945.2	$788.2	20%

•	Net operating loss in second quarter 2014 was driven by less favorable loss experience from new Affordable Care Act (ACA) qualified policies as well as a higher tax rate related to health care reform. Results reflect estimated recoveries from the ACA risk-mitigation programs.

Note: In 2014, ACA introduced risk-mitigation programs to reduce the potential adverse impact to individual health insurers as a result of health care reform provisions. Assurant Health is eligible to participate in the risk-adjustment and reinsurance programs. As of June 30, 2014, estimated recoveries under these two programs totaled $140 million.

•	Net earned premiums, fees and other income increased in the quarter due to growth in individual major medical products sales and a $55 million increase in estimated recoveries from the ACA’s risk-adjustment program.

•	Sales increased in second quarter 2014. This improvement reflects growth in sales of individual major medical products primarily from qualified life events.

Assurant Employee Benefits

(in millions)	2Q14	2Q13	% Change	6M14	6M13	% Change
Net operating income	$14.4	$11.5	25%	$28.3	$17.6	61%
Net earned premiums, fees and other	$268.8	$259.2	4%	$536.5	$516.8	4%

•	Net operating income increased in second quarter 2014, primarily due to improved disability results, reflecting lower claim incidence and the previously disclosed increase in the reserve discount rate. Very favorable life mortality rates benefited results.

•	Net earned premiums, fees and other income increased in the quarter due to growth in voluntary products, partially offset by declines in employer-paid products.

•	Sales decreased slightly in the quarter. This decrease reflects lower employer-paid dental sales, partially offset by growth in voluntary products.

Corporate & Other

(in millions)	2Q14	2Q13	% Change	6M14	6M13	% Change
Net operating loss	$(14.2)	$(22.1)	36%	$(35.2)	$(35.6)	1%

•	Net operating loss decreased in the second quarter 2014, primarily due to lower employee-related benefit costs and previous expense reduction initiatives.

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Capital Position

•	Corporate capital stood at approximately $560 million as of June 30, 2014, including approximately $310 million of deployable capital and the company’s $250 million risk buffer. During the quarter, the holding company funded the $60 million acquisition of StreetLinks and received approximately $130 million of dividends, net of infusions, from the business segments.

•	Share repurchases and dividends totaled $79.4 million in second quarter 2014. Dividends to shareholders totaled $20.8 million, and Assurant repurchased 877,000 shares of common stock for $58.6 million. As of July 18, 2014, the Company has $625.4 million remaining in repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.6 billion at June 30, 2014, up $179.0 million from Dec. 31, 2013.

•	Book value per diluted share[2], excluding AOCI, increased 5.3 percent to $62.61 at June 30, 2014 from $59.48 at Dec. 31, 2013. AOCI increased $337.3 million to $764.1 million as of June 30, 2014, from $426.8 million at Dec. 31, 2013.

•	Annualized operating return on average equity (ROE)[3], excluding AOCI, was 10.8 percent for the first six months of 2014 compared to full-year operating ROE, excluding AOCI, of 10.6 percent in 2013.

•	Total assets as of June 30, 2014 were approximately $30.6 billion. The ratio of debt to total capital[4], excluding AOCI, decreased to 20.3 percent at June 30, 2014 from 27.1 percent at Dec. 31, 2013, reflecting repayment of the February 2014 notes. The ratio of invested assets to equity decreased to 2.7, compared to 2.9 from Dec. 31, 2013.

Company Outlook

Based on current market conditions, for full-year 2014, the Company now expects:

•	Assurant Solutions’ net earned premiums and fees to increase compared to 2013, primarily driven by growth in mobile. Net operating income to increase due to higher contributions from mobile, improved international results and savings from previous expense management actions. Quarterly results to vary, reflecting timing of new product introductions, client marketing programs and seasonal trends in mobile.

•	Assurant Specialty Property’s net earned premiums and fees to increase slightly from 2013 driven by growth in targeted areas, including contributions from acquisitions. Lender-placed insurance revenue to approximate 2013 levels. Overall lender-placed insurance results to be affected by catastrophe losses, lower placement and premium rates, and possible loss of business to another carrier. Expense ratio to increase, primarily reflecting a higher mix of fee income business and additional costs to support lender-placed insurance. Non-catastrophe loss ratio to remain elevated due to higher claims frequency and lower premium rates.

Consistent with the previously reported outlook, for full-year 2014, the Company continues to expect:

•	Assurant Health’s net earned premiums and fees to increase compared to 2013 due to sales of new individual major medical policies under the ACA. Modest segment net operating loss to reflect higher tax liabilities, inclusive of the additional $5.7 million tax liability in the first quarter, and higher commission expenses on new sales. Results to vary based on emerging claims experience under ACA plans and related risk-mitigation programs.

•	Assurant Employee Benefits’ net earned premiums and fees to increase compared to 2013 due to growth in voluntary products. Continued expense management actions to offset higher expenditures to support accelerated growth in voluntary. Results to be affected by employment trends and capital market conditions.

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•	Corporate & Other full-year net operating loss to decrease to approximately $70 million, benefiting from expense management actions underway and lower employee-benefit related costs.

•	Capital to be deployed on strategic acquisitions, common stock dividends and share repurchases, subject to market conditions and legal requirements. Business segment dividends to Corporate to approximate segment net operating income. Dividends subject to the growth of the businesses, rating agency and regulatory capital requirements as well as investment performance.

Earnings Conference Call

•	The second quarter 2014 earnings conference call and webcast to be held on Thurs., July 24, 2014 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America, Latin America, Europe and other select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant businesses provide mobile device protection; debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $30 billion in assets and $9 billion in annual revenue. Assurant has approximately 17,500 employees worldwide and is headquartered in New York’s financial district. For more information on Assurant, please visit www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:

Vera Carley

Assistant Vice President, External Communication

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contact:

Suzanne Shepherd

Director, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

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Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of premium rates or increases in expenses, including claims, commissions, fines, penalties or other expenses;

(ii)	loss of significant client relationships or business, distribution sources and contracts;

(iii)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(iv)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation;

(v)	current or new laws and regulations that could increase our costs and decrease our revenues;

(vi)	significant competitive pressures in our businesses;

(vii)	failure to attract and retain sales representatives or key managers;

(viii)	losses due to natural or man-made catastrophes;

(ix)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(x)	deterioration in the Company’s market capitalization compared to its book value that could result in an impairment of goodwill;

(xi)	risks related to our international operations, including fluctuations in exchange rates;

(xii)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xiii)	failure to find and integrate suitable acquisitions and new ventures;

(xiv)	cyber security threats and cyber attacks;

(xv)	failure to effectively maintain and modernize our information systems;

(xvi)	data breaches compromising client information and privacy;

(xvii)	failure to predict or manage benefits, claims and other costs;

(xviii)	uncertain tax positions and unexpected tax liabilities;

(xix)	inadequacy of reserves established for future claims;

(xx)	risks related to outsourcing activities;

(xxi)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

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(xxii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xxiii)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxiv)	inability of reinsurers to meet their obligations;

(xxv)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxvi)	inability of our subsidiaries to pay sufficient dividends;

(xxvii)	failure to provide for succession of senior management and key executives; and

(xxviii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2013 Annual Report on Form 10-K and First Quarter 2014 Form 10-Q as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share, excluding AOCI, as an important measure of the Company’s stockholders’ value. Book value per diluted share, excluding AOCI, equals total stockholders’ equity, excluding AOCI, divided by diluted shares outstanding. The Company believes book value per diluted share, excluding AOCI, provides investors a valuable measure of stockholders’ value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $73.05 and $65.24 as of June 30, 2014 and Dec. 31, 2013, respectively, as shown in the reconciliation table below.

	2Q	4Q
	2014	2013
Book value per diluted share (excluding AOCI)	$62.61	$59.48
Change due to effect of including AOCI	10.44	5.76

Book value per diluted share	$73.05	$65.24

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(3)	Assurant uses annualized operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented, divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be annualized GAAP ROE, defined as net income, for the periods presented, divided by average stockholders’ equity for the year-to-date period, and then the return is annualized, if necessary. Consolidated annualized GAAP ROE for the six months ended June 30, 2014 and 12 months ended Dec. 31, 2013 was 11.0 percent and 9.8 percent, respectively, as shown in the following reconciliation table.

	6 Months	12 Months
	2014	2013
Annualized operating return on average equity (excluding AOCI)	10.8%	10.6%
Net realized gains on investments	0.7%	0.5%
Change in deferred taxes	0.9%	0.0%
Change due to effect of including AOCI	(1.4)%	(1.3)%

Annualized GAAP return on average equity	11.0%	9.8%

(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of June 30, 2014 and Dec. 31, 2013 was 18.0 percent and 25.3 percent, respectively, as shown in the following reconciliation table.

	2Q	4Q
	2014	2013
Debt to total capital ratio (excluding AOCI)	20.3%	27.1%
Change due to effect of including AOCI	(2.3)%	(1.8)%

Debt to total capital ratio	18.0%	25.3%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

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Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Six Months Ended June 30, 2014 and 2013

	2Q	2Q	6 Months
	2014	2013	2014	2013
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums	$2,171,734	$1,916,414	$4,232,196	$3,766,862
Net investment income	167,508	163,924	335,566	329,909
Net realized gains on investments	6,087	20,857	25,838	33,895
Amortization of deferred gain on disposal of businesses	3,644	4,072	7,304	8,164
Fees and other income	259,128	132,499	455,569	249,559

Total revenues	2,608,101	2,237,766	5,056,473	4,388,389

Benefits, losses and expenses
Policyholder benefits	1,149,613	916,950	2,157,645	1,774,311
Selling, underwriting, general and administrative expenses	1,250,925	1,088,529	2,438,947	2,160,289
Interest expense	13,776	21,520	30,841	36,598

Total benefits, losses and expenses	2,414,314	2,026,999	4,627,433	3,971,198

Income before provision for income taxes	193,787	210,767	429,040	417,191
Provision for income taxes	50,177	77,244	148,185	165,888

Net income	$143,610	$133,523	$280,855	$251,303

Net income per share:
Basic	$1.98	$1.72	$3.86	$3.19
Diluted	$1.95	$1.70	$3.81	$3.15

Dividends per share	$0.27	$0.25	$0.52	$0.46

Share data:
Basic weighted average shares outstanding	72,659,590	77,508,062	72,753,651	78,739,478

Diluted weighted average shares outstanding	73,544,191	78,366,115	73,735,399	79,670,095

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Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At June 30, 2014 and Dec. 31, 2013

	June 30,	December 31,
	2014	2013
	(in thousands)
Assets
Investments and cash and cash equivalents	$16,060,689	$15,961,199
Reinsurance recoverables	6,002,268	5,752,134
Deferred acquisition costs	3,257,295	3,128,931
Goodwill	804,880	784,561
Assets held in separate accounts	1,942,940	1,941,747
Other assets	2,549,101	2,146,117

Total assets	$30,617,173	$29,714,689

Liabilities
Policyholder benefits and claims payable	$12,339,186	$12,035,943
Unearned premiums	6,690,889	6,662,672
Debt	1,170,932	1,638,118
Liabilities related to separate accounts	1,942,940	1,941,747
Deferred gain on disposal of businesses	92,006	99,311
Accounts payable and other liabilities	3,031,513	2,503,419

Total liabilities	25,267,466	24,881,210

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,585,635	4,406,649
Accumulated other comprehensive income	764,072	426,830

Total stockholders’ equity	5,349,707	4,833,479

Total liabilities and stockholders’ equity	$30,617,173	$29,714,689